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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Ibis Technology Corporation:

        We consent to the incorporation by reference in the registration statement on Form S-8 of Ibis Technology Corporation of our report dated January 30, 2004, relating to the balance sheets of Ibis Technology Corporation as of December 31, 2002 and 2003, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ending December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of Ibis Technology Corporation.

                      /s/ KPMG LLP

Boston, Massachusetts
June 11, 2004

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Consent of Independent Registered Public Accounting Firm